Exhibit 99.1

ARIAD’s Ponatinib Shows Clinical Evidence of Improving Anti-Leukemic Activity in Patients with Drug-Resistant CML

~ Significant benefit observed for CML patients who have become resistant or refractory to available tyrosine kinase inhibitors

~ Continuing evidence of major molecular responses and durability of response

~ Investor meeting and webcast to be held at ASH

ORLANDO, Fla.--(BUSINESS WIRE)--December 4, 2010--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced updated clinical data from a fully enrolled and ongoing Phase 1 study of its investigational pan-BCR-ABL inhibitor, ponatinib, in patients with resistant and refractory chronic myeloid leukemia (CML) and Philadelphia-positive acute lymphoblastic leukemia (Ph+ ALL). The study demonstrates that in chronic-phase CML patients treated with ponatinib, 66 percent of patients in the trial achieved a major cytogenetic response, including 100 percent of patients who also had a T315I mutation.

These data are being featured this afternoon in a press briefing hosted by the American Society of Hematology (ASH) at its 52nd Annual Meeting being held in Orlando, FL and will be presented in an oral session on Monday, December 6.

“The updated findings from this study confirm ongoing clinical evidence of anti-leukemic activity of ponatinib in a larger number of patients. The response rates are both impressive and, until now, have not been seen in either such heavily pretreated patients who have failed multiple prior therapies for CML, or those with the T315I mutation for which there are no currently available treatments,” stated Jorge Cortes, M.D., professor and deputy chair, Department of Leukemia, The University of Texas M.D. Anderson Cancer Center. “We are very encouraged by the evidence of efficacy of ponatinib at the molecular level and the anti-leukemic activity that looks to be durable.”

Updated Results Presented at ASH

  Trial Design
    Data on seventy-four patients in seven dosing cohorts (2 to 60 mg administered orally once daily) are being reported at ASH. Sixty-four of the patients have resistant and refractory CML or Ph+ ALL.
    Ninety-five percent of the CML and Ph+ALL patients have been treated with and were resistant to at least two of the available tyrosine kinase inhibitors for CML and Ph+ ALL. Sixty-five percent of the patients were treated with three or more tyrosine kinase inhibitors, including imatinib (Gleevec®), dasatinib (Sprycel®), and nilotinib (Tasigna®) and investigational agents, prior to enrolling in the trial.
  Chronic-phase CML patients evaluable for cytogenetic and hematologic response (N=38)
    Across all dose levels, 66 percent achieved a major cytogenetic response (MCyR), with 53 percent achieving a complete cytogenetic response (CCyR). MCyR is the primary end-point in chronic-phase CML patients in the pivotal Phase 2 PACE trial of ponatinib.
    Of the 18 CML patients with the T315I mutation in the study, 67 percent (12 of 18) have chronic-phase disease, and 9 of these patients are currently evaluable for response: 100 percent have achieved both a complete hematologic response (CHR) and a MCyR (including CCyR in 8 patients). The MCyR rate in chronic-phase patients without the T315I mutation was 55 percent (16 of 29).
    A CHR was observed in 95 percent of chronic-phase CML patients.
    Molecular responses continue to be achieved in patients receiving ponatinib in the trial. Forty-two percent (16 of 38) of chronic-phase patients achieved a major molecular response (MMR). Three of these responses were achieved in less than two months of treatment with ponatinib. Seven of these MMRs were seen in patients with the T315I mutation; 6 others were seen in patients with other mutations. These observations continue to substantiate the preclinical profile of ponatinib as a pan-BCR-ABL inhibitor.
    With longer follow-up now available, responses continue to be durable. Of the 25 major cytogenetic responses (MCyR) in patients with chronic-phase CML, 78 percent (21 patients) remain in response without progression at one year on ponatinib treatment (range, 58 to 583 days; median not yet reached). Three patients experienced CML progression after having achieved a MCyR; one of these patients was enrolled in the sub-therapeutic 4 mg dose cohort and two patients at the 15 mg dose cohort. Duration of anti-leukemic response and MMR are secondary end-points in the pivotal Phase 2 PACE trial.

  Accelerated or blast phase CML or Ph+ ALL patients evaluable for response (N=17)
    Thirty-five percent achieved a major hematologic response (MHR). MHR is the primary end-point in accelerated or blast-phase CML or Ph+ ALL patients in the pivotal Phase 2 PACE trial.
    Twenty-four percent experienced a MCyR (including two in CCyR).
  Safety profile
    Ponatinib was well tolerated at therapeutic dose levels, including the 45 mg per day dose currently being used in the pivotal Phase 2 PACE trial. The treatment-related adverse event profile of ponatinib has remained consistent with additional patient experience.
    The most common adverse events considered related to ponatinib included low-platelet count (in 23% of patients), rash (22%), arthralgia (15%), and headache (15%). Elevated serum enzymes (amylase and lipase), nausea, fatigue and myalgia were observed less frequently. These effects were mostly grade 1 or 2 and well tolerated by patients.
    The dose-limiting toxicity (DLT) was elevated serum enzymes and grade 2 clinical pancreatitis, which occurred at 60 mg per day; these laboratory and clinical findings were also observed in one patient at the 45 mg per day dose level. Other than the DLT, the safety profile of ponatinib was similar when doses equal to or greater than 30 mg per day (the dose associated with sustained blood levels above the target inhibitory concentration) was compared with all doses in the trial.
  On-going follow up
    Of the 74 patients treated with ponatinib, 65 percent currently remain on study. At doses equal to or greater than 30 mg per day, 72 percent of patients (36 of 50) continue to be treated with ponatinib.

“These results continue to confirm durable responses to ponatinib and a molecular response rate in heavily pretreated patients with resistant leukemia that compares favorably to that of other agents used in earlier settings,” said Frank G. Haluska, M.D., Ph.D., vice president and chief medical officer of ARIAD. “The response rates are extremely encouraging, with a 66 percent major cytogenetic response rate in this advanced patient population with chronic-phase CML, including a 100 percent major cytogenetic response rate in patients with the T315I mutation for whom none of the approved therapies is effective.”

“Importantly, the data provide evidence that ponatinib continues to be well tolerated across therapeutic dose levels and, in particular, at the 45 mg dose being studied in the pivotal Phase 2 PACE trial of ponatinib,” added Dr. Haluska. “Pending successful completion of the PACE trial, this agent has the potential to represent a significant advance for CML patients who have become resistant or refractory to currently available therapies and who are in great need of new treatment options.”

Investor Meeting and Webcast Information

ARIAD will hold an investor meeting and webcast at 7:00 a.m. (ET) on Sunday, December 5, 2010 to review these data being presented at ASH. Hagop M. Kantarjian, M.D., Chairman and Professor, Department of Leukemia, The University of Texas M.D. Anderson Cancer Center, and members of ARIAD’s management will discuss the findings from this trial of ponatinib. This event is being held at the Hilton Orlando for ARIAD’s research analysts and for institutional investors attending the ASH conference.

A replay of this investor event will be available on the ARIAD website approximately three hours after the presentation and will be archived for four weeks. To ensure a timely connection to the live webcast, participants should log onto the webcast at least fifteen minutes prior to the scheduled start time.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to more aggressive phases such as accelerated or blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. Because both of these diseases express the BCR-ABL protein, this would render them potentially susceptible to treatment with ponatinib.

About ARIAD

ARIAD's vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need - aggressive cancers where current therapies are inadequate. ARIAD's lead product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck and is in Phase 3 clinical development in patients with advanced sarcomas. ARIAD's second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in a pivotal Phase 2 clinical trial in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the updated clinical data for ponatinib. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Gleevec® and Tasigna® are registered trademarks of Novartis AG, and Sprycel® is a registered trademark of Bristol-Myers Squibb, Inc.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208